Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Kirsten Chapman	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
Investorrelations@pacificethanol.com	415-433-3777	916-403-2790
paulk@pacificethanol.com

Pacific Ethanol Reports Third Quarter 2018 Results

Sacramento, CA, October 31, 2018 – Pacific Ethanol, Inc. (NASDAQ: PEIX), a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States, reported its financial results for the three and nine months ended September 30, 2018.

Neil Koehler, Pacific Ethanol’s president and CEO, stated: “We are encouraged by President Trump’s direction to the Environmental Protection Agency to extend E15 availability year-round, nationwide, as this creates a significant growth opportunity for the ethanol industry. The compelling cost, octane and carbon advantages of ethanol provide strong incentives for both increased demand from higher blends and exports. This will tighten existing supply and demand balances and improve production margins. In the current challenging market environment, we are supported by a solid balance sheet and a continued focus on product diversification, cost reductions and carbon advantages.”

Financial Results for the Three Months Ended September 30, 2018 Compared to 2017

●	Net sales were $370.4 million, compared to $445.4 million.

●	Total gallons sold of 212.2 million, compared to 250.0 million.

●	Total production gallons sold of 139.9 million, compared to 141.8 million.

●	Cost of goods sold was $366.6 million, compared to $433.4 million.

●	Gross profit was $3.8 million, compared to $12.1 million.

●	Selling, general and administrative expenses were $9.0 million, compared to $8.7 million.

●	Operating loss was $5.2 million, compared to operating income of $3.3 million.

●	Loss available to common stockholders was $7.8 million, or $0.18 per share, compared to $0.5 million, or $0.01 per share.

●	Adjusted EBITDA was $6.3 million compared to $13.2 million.

●	Cash and cash equivalents were $56.1 million at September 30, 2018, compared to $49.5 million at December 31, 2017.

Financial Results for the Nine Months Ended September 30, 2018 Compared to 2017

●	Net sales were $1,181.0 million, compared to $1,237.0 million.

●	Cost of goods sold was $1,175.1 million, compared to $1,229.0 million.

●	Gross profit was $5.9 million, compared to $7.9 million.

●	Selling, general and administrative expenses were $27.2 million, compared to $22.9 million, which includes $3.6 million in one-time gains associated with legal matters in the prior year.

●	Operating loss was $21.3 million, compared to $15.0 million.

●	Loss available to common stockholders was $29.2 million, or $0.68 per share, compared to $22.6 million, or $0.53 per share.

●	Adjusted EBITDA was $12.9 million, compared to $13.9 million.

Third Quarter 2018 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time on November 1, 2018. CEO Neil Koehler and CFO Bryon McGregor will deliver prepared remarks followed by a question and answer session.

The webcast can be accessed from Pacific Ethanol’s website at www.pacificethanol.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 4177896. If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Thursday, November 1, 2018, through 11:59 p.m. Eastern Time on Thursday, November 8, 2018. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 4177896.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Pacific Ethanol before interest expense, provision (benefit) for income taxes, asset impairments, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (PEIX) is a leading producer and marketer of low-carbon renewable fuels and high-quality alcohol products in the United States. Pacific Ethanol owns and operates nine production facilities, four in the Western states of California, Oregon and Idaho, and five in the Midwestern states of Illinois and Nebraska. The plants have a combined production capacity of 605 million gallons per year, produce over one million tons per year of ethanol co-products – on a dry matter basis – such as wet and dry distillers grains, wet and dry corn gluten feed, condensed distillers solubles, corn gluten meal, corn germ, corn oil, distillers yeast and CO2. Pacific Ethanol markets and distributes fuel-grade ethanol, high-quality alcohol products and co-products domestically and internationally. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets all ethanol and alcohol products for Pacific Ethanol’s plants as well as for third parties, approaching one billion gallons of ethanol marketed annually based on historical volumes. Pacific Ethanol’s subsidiary, Pacific Ag. Products LLC, markets wet and dry distillers grains. For more information please visit www.pacificethanol.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Pacific Ethanol’s estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Pacific Ethanol’s current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning future market fundamentals and conditions, including the supply of and domestic and international demand for ethanol and co-products; future margins; the likelihood and effects of regulatory actions, including with respect to year-round availability of E15; the effects of ethanol’s cost, octane and carbon advantages; the benefits of product diversification; and Pacific Ethanol’s plans, objectives, expectations and intentions. It is important to note that Pacific Ethanol’s plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Pacific Ethanol’s current expectations depending upon a number of factors affecting Pacific Ethanol’s business. These factors include, among others, adverse economic and market conditions, including for ethanol and its co-products and high-quality alcohols; export conditions and international demand for ethanol and co-products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including ethanol production input costs, such as corn and natural gas. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Pacific Ethanol’s products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the ethanol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Pacific Ethanol’s facilities, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$370,407	$445,442	$1,180,956	$1,236,984
Cost of goods sold	366,639	433,377	1,175,099	1,229,039
Gross profit	3,768	12,065	5,857	7,945
Selling, general and administrative expenses	8,970	8,720	27,183	22,932
Income (loss) from operations	(5,202)	3,345	(21,326)	(14,987)
Fair value adjustments	—	—	—	473
Interest expense	(4,193)	(3,826)	(12,875)	(9,157)
Other income (expense), net	91	(60)	233	(293)
Loss before benefit for income taxes	(9,304)	(541)	(33,968)	(23,964)
Benefit for income taxes	—	—	(563)	—
Consolidated net loss	(9,304)	(541)	(33,405)	(23,964)
Net loss attributed to noncontrolling interests	1,790	339	5,142	2,285
Net loss attributed to Pacific Ethanol, Inc.	$(7,514)	$(202)	$(28,263)	$(21,679)
Preferred stock dividends	$(319)	$(319)	$(946)	$(946)
Net loss available to common stockholders	$(7,833)	$(521)	$(29,209)	$(22,625)
Net loss per share, basic and diluted	$(0.18)	$(0.01)	$(0.68)	$(0.53)
Weighted-average shares outstanding, basic and diluted	43,299	42,475	43,171	42,358

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	September 30,	December 31,
ASSETS	2018	2017
Current Assets:
Cash and cash equivalents	$56,093	$49,489
Accounts receivable, net	67,644	80,344
Inventories	54,766	61,550
Prepaid inventory	1,442	3,281
Derivative instruments	1,954	998
Other current assets	10,367	7,584
Total current assets	192,266	203,246
Property and equipment, net	488,591	508,352
Other Assets:
Intangible assets, net	2,678	2,678
Other assets	5,012	6,020
Total other assets	7,690	8,698
Total Assets	$688,547	$720,296

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2018	2017
Current Liabilities:
Accounts payable – trade	$44,774	$39,738
Accrued liabilities	20,885	21,673
Current portion – capital leases	45	592
Current portion – long-term debt	20,000	20,000
Derivative instruments	6,385	2,307
Other current liabilities	6,931	6,396
Total current liabilities	99,020	90,706

Long-term debt, net of current portion	214,419	221,091
Capital leases, net of current portion	89	123
Other liabilities	23,497	24,676
Total Liabilities	337,025	336,596

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized;
Series A: 0 shares issued and outstanding as of September 30, 2018 and December 31, 2017
Series B: 927 shares issued and outstanding as of September 30, 2018 and December 31, 2017	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 44,946 and 43,954 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	45	44
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of September 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	929,262	927,090
Accumulated other comprehensive loss	(2,234)	(2,234)
Accumulated deficit	(597,671)	(568,462)
Total Pacific Ethanol, Inc. Stockholders’ Equity	329,403	356,439
Noncontrolling Interests	22,119	27,261
Total Stockholders’ Equity	351,522	383,700
Total Liabilities and Stockholders’ Equity	$688,547	$720,296

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2018	2017	2018	2017
Net loss attributed to Pacific Ethanol	$(7,514)	$(202)	$(28,263)	$(21,679)
Adjustments:
Interest expense*	4,070	3,781	12,643	9,062
Benefit for income taxes	—	—	(563)	—
Fair value adjustments	—	—	—	(473)
Depreciation and amortization expense*	9,711	9,573	29,100	26,975
Total adjustments	13,781	13,354	41,180	35,564

Adjusted EBITDA	$6,267	$13,152	$12,917	$13,885

* Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2018	2017	2018	2017
Production gallons sold (in millions)	139.9	141.8	425.1	374.0
Third party gallons sold (in millions)	72.3	108.2	247.2	335.2
Total gallons sold (in millions)	212.2	250.0	672.3	709.2

Total gallons produced (in millions)	138.7	145.5	424.1	385.1
Production capacity utilization	91%	95%	94%	94%

Average ethanol sales price per gallon	$1.60	$1.69	$1.61	$1.66
Average CBOT ethanol price per gallon	$1.35	$1.55	$1.41	$1.54

Corn cost – CBOT equivalent	$3.63	$3.69	$3.67	$3.67
Average basis	0.21	0.11	0.26	0.21
Delivered cost of corn	$3.84	$3.80	$3.93	$3.88

Total co-product tons sold (in thousands)	773.2	803.4	2,365.2	2,223.2
Co-product return % (1)	35.8%	34.0%	36.2%	34.2%

(1) Co-product revenue as a percentage of delivered cost of corn.